Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2012 Financial Results

NASSAU, THE BAHAMAS, July 25, 2012 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2012.

Steiner Leisure's revenues for the second quarter ended June 30, 2012 increased 17.3% to $197.5 million from $168.4 million during the comparable quarter in 2011. Net income for the second quarter was $14.1 million compared with $13.2 million for the same quarter in 2011.

Earnings per share for the second quarter ended June 30, 2012 was $0.92 per share, compared with $0.87 per share for the comparable quarter in 2011. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2012 increased 17.7% to $396.0 million from $336.4 million during the comparable six months in 2011. Net income for the six months ended June 30, 2012 was $28.6 million compared with $26.9 million for the same six months in 2011.

Earnings per share for the six months ended June 30, 2012 was $1.87 per share compared with $1.77 per share for the comparable six months in 2011. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 156 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 69 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 85 treatment centers (17 of which are operated by franchisees) across 26 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 31 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas and Houston, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 26, 2012. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 26, 2012 (approximately 3 hours after the call takes place) until Wednesday, August 1, 2012 at approximately 4:00 pm (ET). You may reach it by dialing (203) 369-1517 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012(1)	2011	2012(1)	2011
Revenues:
Services	$140,803	$112,715	$282,245	$225,744
Products	56,678	55,677	113,769	110,647
Total revenues	197,481	168,392	396,014	336,391

Cost of Sales:
Cost of services	113,086	91,718	225,364	182,965
Cost of products	38,682	38,966	79,295	77,444
Total cost of sales	151,768	130,684	304,659	260,409
Gross profit	45,713	37,708	91,355	75,982

Operating Expenses:
Administrative	12,912	8,622	23,691	16,429
Salary and payroll taxes	15,790	14,377	32,925	28,463
Total operating expenses	28,702	22,999	56,616	44,892
Income from operations	17,011	14,709	34,739	31,090

Other Income (Expense):
Interest expense	(1,537)	(249)	(3,124)	(1,325)
Other income	92	190	338	217
Total other income (expense)	(1,445)	(59)	(2,786)	(1,108)

Income before provision for income taxes	15,566	14,650	31,953	29,982

Provision for income taxes	1,495	1,426	3,312	3,129

Net income	$14,071	$13,224	$28,641	$26,853

Income per share:
Basic	$0.93	$0.88	$1.89	$1.79
Diluted	$0.92	$0.87	$1.87	$1.77

Weighted average shares outstanding:
Basic	15,061	14,995	15,124	14,986
Diluted	15,274	15,231	15,326	15,206

Notes:

1. Includes the results of operations of Ideal Image and Cortiva group, Inc. subsequent to their acquisitions in November 2011.

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Average number of ships served[1]:	154	149	151	149
Spa	112	113	111	113
Non-Spa	42	36	40	36

Average total number of staff on ships served:	2,651	2,515	2,648	2,527
Spa	2,261	2,241	2,273	2,250
Non-Spa	390	274	375	277

Revenue per staff per day[2]:	$408	$421	$413	$419
Spa	$431	$437	$436	$435
Non-Spa	$273	$293	$275	$290

Average weekly revenues:	$49,228	$49,766	$50,720	$49,786
Spa	$61,128	$60,728	$62,682	$60,512
Non-Spa	$17,659	$15,529	$17,891	$15,772

Average number of land-based spas served [3]	70	67	69	67

Average weekly land-based spas revenues	$29,577	$30,641	$30,184	$30,628

Total schools revenues	$19,549,000	$16,428,000	$40,679,000	$33,838,000

Total wholesale and retail product revenues	$29,650,000	$28,869,000	$58,961,000	$57,715,000

Average number of Ideal Image locations [3,4]	65	--	63	--

Average weekly Ideal Image revenues	$27,425	$--	$26,409	$--

Ideal Image revenues	$23,056,000	--	$43,029,000	$--

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.